EXHIBIT 23.3
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January 23, 2007


United States Securities and Exchange Commission



Dear Sirs:

RE:      TECK COMINCO LIMITED
         CONSENT OF EXPERT

I hereby consent to the use of my name and references to my involvement in the preparation of the mineral reserve and mineral resource estimates for Teck Cominco Limited's material properties, other than Antamina, Elkview, Fording River, Greenhills, Coal Mountain, Line Creek and Cardinal River (the "Estimates"), or portions thereof, and to the inclusion or incorporation by reference of information derived from the Estimates in the registration statement on Form S-8 of Teck Cominco Limited ("the Registration Statement").

I also consent to the references to us under the heading "Interest of Named Experts and Counsel" in the Registration Statement.


    Yours truly,



/s/  William P. Armstrong, P. Eng.
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     William P. Armstrong, P. Eng